Exhibit 99.1

WAUSAU PAPER ANNOUNCES

CLOSING OF SPECIALTY PAPER BUSINESS SALE

MOSINEE, WI – June 26, 2013 – Wausau Paper (NYSE:WPP) (“Wausau”) today confirmed the closing of its previously announced definitive agreement entered into on May 18 to sell its specialty paper business to Expera Specialty Solutions, LLC, a newly formed company sponsored by KPS Capital Partners L.P., a New York-based private equity firm.

The transaction includes Wausau Paper’s manufacturing facilities in Mosinee and Rhinelander, Wisconsin, and resulted in net cash proceeds to Wausau, subject to certain post-closing adjustments, of approximately $105 million after settlement of transaction-related liabilities, transaction costs and taxes.  A portion of the net proceeds will be used to eliminate the currently outstanding balance on the Company’s revolving-credit agreement of approximately $67 million.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products and is headquartered in Mosinee, Wisconsin and listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper, visit www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2012.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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